UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 19, 2006

Universal Forest Products, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	0-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, NE Grand Rapids, Michigan (Address of principal executive offices)	49525 (Zip Code)

(616) 364-6161
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Departure of Principal Officer and Director.

On April 19, 2006, William G. Currie was named the Executive Chairman of Universal Forest Products, Inc. (the “Company”). On July 1, 2006, he will resign from his current position as the Company’s Chief Executive Officer. As Executive Chairman, Mr. Currie will continue as a full-time employee of the Company under this current compensation program.

(c)	Appointment of Principal Officer.

Effective July 1, 2006, Michael B. Glenn, the Company’s current President and Chief Operating Officer, will become the Company’s Chief Executive Officer. Mr. Glenn, age 54, has been employed by the Company since 1974. In June of 1989, Mr. Glenn was elected Senior Vice President of the Company’s southwest operations, and on December 1, 1997, became the President of Universal Forest Products Western Division, Inc. Effective January 1, 2000, Mr. Glenn became the Company’s President and Chief Operating Officer.

There is no arrangement or understanding between Mr. Glenn and any other person pursuant to which he was or is to be selected as an officer of the Company, and Mr. Glenn is not related to any other executive officer or director of the Company.

The Company has not entered into an employment agreement with Mr. Glenn, and as such, Mr. Glenn serves as an at-will employee of the Company. Effective July 1, 2006, Mr. Glenn’s base salary will be $439,000, and he will continue to participate in the Company’s current incentive compensation plan.

There have been no transactions since January 1, 2005, nor are they are any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Glenn had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release issued April 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 19, 2006	UNIVERSAL FOREST PRODUCTS, INC. (Registrant) By: /s/ Michael R. Cole —————————————— Michael R. Cole, Chief Financial Officer and Treasurer